Exhibit 99.1
    President's Letter from the Partnership's December 31, 2007 Annual Report


                               President's Letter



                                                                  David L. Nunes
                                             President & Chief Executive Officer



Dear Fellow Unitholders,

In last year's letter, I had the pleasure of trumpeting 2006 as a record year. That set up a tough act to follow, and we knew going into 2007 that we were heading into softening log and real estate markets. That said, I am happy to report that results for 2007 represent the second strongest year, from an earnings standpoint, in our history, with net income of $15.5 million, or $3.21 per diluted unit, on revenue of $52 million. This compares to 2006, when we had net income of $24.9 million, or $5.23 per diluted unit, on revenue of $66 million.
    As with 2006, much of our success in 2007 was a function of capturing values from sales in our Real Estate segment, where we have been investing time and money over a number of years to add value to our properties. In 2007, we completed the $7.2 million sale of five retail building pads totaling six acres on the Costco shopping center site in our Gig Harbor project, representing a record sale of $1.2 million per acre.
    Given the slowdown in new housing starts both locally and nationwide, however, and the ripple effect back to lumber, log, and raw land prices, we clearly recognize that 2008 will be a tough year for our Fee Timber and Real Estate segments. As such, it will likely be the most challenging year Pope Resources' current management team has yet faced. Nonetheless, we are confident that we are in a strong position to weather the tough markets that 2008 is expected to bring.
    We previously announced plans to reduce our 2008 log harvest volume, which includes the consolidated results of ORM Timber Fund I, LP, by 36% from our long-term sustainable level of 57 million board feet (MMBF) and 33% from our 2007 harvest of 55 MMBF. This decision represents a marked departure from business as usual and it will significantly affect our short-term financial results. This tactical response was based on anticipated weak markets in 2008 and took into account our expectation of when markets will recover. Our focus on creating long-term unitholder value and our strong balance sheet affords us the ability to "bank" value on-the-stump and allow both biological growth and log market appreciation to add value to our timberland portfolio.

Capital Allocation - Past, Present, and Future

Relative to earlier years in our history, Pope Resources is in the enviable position of having considerable capital at its disposal. Excluding capital used to acquire timberlands either outright or through our Timber Fund in the form of a co-investment, we have generated $65 million of free cash flow over the four years from 2004 to 2007. This compares to a cumulative free cash flow generation of $30 million for the preceding 10-year period from 1994 to 2003. As highlighted below, this growth in free cash flow has afforded us the luxury of simultaneously growing our asset base and returning more capital to unitholders in the form of higher distributions and a unit repurchase program.

o During these past four years, we've spent $33 million to effectively add approximately 9,500 acres of timberlands to our portfolio (at an average value of approximately $3,466 per acre). This consisted of 4,700 acres in 2004 in two small transactions and another 4,800 acres as represented by our 20% interest in our first private equity timber fund, ORM Timber Fund I, LP, which acquired 24,000 acres in 2006.

o We've grown our quarterly unit distribution in each of the last six years, from when it was reinstated at $0.05 per unit in the third quarter of 2002 to our current quarterly distribution of $0.40 per unit. On an annual basis, this has translated to an increase from $0.5 million paid out in 2002 to $6.4 million in 2007.

o Based on a steady increase in our trading volume and our Board's view that purchasing our own units represented one of the best alternatives for investing our capital, we decided in November to launch an open market buyback program. In a little over four months, we've bought back approximately 120,000 units, or roughly 2.5% of the total units outstanding as of the beginning of the repurchase program and 94% of our $5 million program goal.

    On a going-forward basis, we recognize the importance, especially in light of current soft market conditions for our core log and real estate markets, to have a clearly defined capital allocation philosophy. We've worked hard to strengthen our balance sheet and don't want to put ourselves in a vulnerable position by either spending our cash too quickly or imprudently, or by taking on too much debt.
    A key objective of our capital allocation philosophy is to add to our timberland holdings, with co-investment in our timber funds as the primary avenue for participating regularly in the timberland acquisition market. In 2007, we completed the first full year of operation for our Timber Fund, which in late 2006 acquired 24,000 acres of timberland for $58 million. Pope Resources is a 20% investor alongside other third-party investors, allowing us to deploy nearly $12 million of co-investment capital. Going forward, roughly $20 million of future capital is earmarked for co-investing in ORM Timber Fund II, a $100 million private equity fund focused on acquiring timberland in the U.S. West. We expect to close this fund in the first half of 2008 and to invest the capital over a two-year period.
    Over the past two years, our 2,600-acre Real Estate portfolio has contributed $42 million in revenue, primarily from Gig Harbor and Bremerton, where our properties with the highest per-acre values are located. However, to produce such returns, we invested $25 million of capital into our projects over the past four years. We need to continue to invest capital in these projects to enable future "harvests", especially in light of the long lead times needed to secure entitlements and develop the necessary infrastructure to create a pipeline of properties to bring to market. While the real estate market has cooled of late, our Real Estate investments, which have translated to a growth in this segment's book value to $22 million by the end of 2007, should help to create a foundation for future strong sales as our projects reach maturity over the balance of this decade and beyond.
    In addition, we plan to return capital to our unitholders, in the form of our quarterly distribution, at a level that is competitive with other publicly traded equities focusing on timber. We are pleased to have been able to increase our quarterly distribution to a level where it is competitive, on a yield basis, with our peer companies. While we recognize that we earned substantially more than we distributed to unitholders over the past few years, we also realize that with our reduced harvest in 2008, our distribution will exceed our earnings this next year. Once markets recover and we resume harvesting at our long-term sustainable level, we anticipate again earning more than we distribute.
    An alternate use for our current cash balance might otherwise be to pay down our $31 million of total debt. We are hampered, however, in acting on that impulse because our timber mortgages, which have terms that last until 2011, have interest rate make-whole provisions that translate into a prepayment penalty that effectively prevents us from paying down the principal balance ahead of schedule.

    Between our cash, short-term investments, expected near-term cash flow, and access to credit markets, we believe we have adequate capital to grow our timberland base through co-investment in our timber funds, continue investing in our real estate projects, and return capital to our unitholders through quarterly distributions and unit repurchases. However, to the extent log and real estate markets remain soft for a protracted period of time, we may be forced to reduce our distributions, suspend any ongoing unit repurchases, establish a line of credit, or increase our secured borrowings to continue making these investments. Should this need arise, we are confident in our ability to add incremental debt without putting our strong balance sheet at risk. As of the end of 2007, we enjoyed a 24% total-debt to total-capitalization ratio, as measured by the book value of our assets (13% when using the market value of our equity), which affords significant borrowing capacity if necessary.

Prospects for Our Business Segments Going Forward

Notwithstanding the strong performance we've enjoyed the past few years from the perspective of net income and cash flow generation, we recognize we're heading into very difficult market conditions. We do not pretend to know how long these current market conditions will prevail, but nonetheless believe we are well positioned to weather any potential sustained downturn based upon the strength of our balance sheet, the experience of our management team, and our strategies for creating long-term unitholder value. This confidence stems from the following positioning we see for each of our key business segments, each of which I will address in more detail:

o the general attractiveness, from an investment perspective, of our core Fee Timber portfolio;

o the ability of our management team to generate a long-term source of fee income by applying its expertise to adding value to third-party portfolios of timberlands;

o capturing non-timber values from our Fee Timber and Real Estate portfolios based on their proximity relative to growing populations in Puget Sound; and

o the existing pipeline of lands in our Real Estate portfolio and our demonstrated ability to add value to these projects.

Timber as an investment asset class. In spite of weak current log market conditions for our core Fee Timber segment, brought about by being in a low point in the housing cycle, we remain bullish on the long-term prospects for this business. This belief is based in part on the long-term economic drivers for forest products, which key off growth rates in population and wealth. As world economies grow in size and/or in per capita wealth, they use more forest products, which provide a strong basis to support current as well as future investments in timberland.
    Our properties are located in highly productive timberland growing areas west of the Cascade mountain range in Washington and feed a variety of mills in Washington and Oregon, the nation's top two producing lumber states. Forest products from this region, in addition to serving local needs, are competitively situated to serve markets throughout the western United States as well as Asian markets in Japan, Korea, and China. The productivity of our lands has further benefited from the application of advanced silvicultural techniques and the use of proprietary seed sources used to grow new generations of seedlings.
    Over the long term, the timber asset class has delivered compelling risk-adjusted returns with attractive diversification attributes. Investment managers have discovered the return and diversification benefits of adding timberland to their portfolios, resulting in an explosive growth rate of institutional ownership of timberland over the past 20 years. Investors who are interested in adding timberland to their investment portfolios, but do not have the capacity or inclination to invest in the asset class directly, can buy stock in companies that own timberland. The choices available include buying stock in integrated forest product companies or single-level tax pass-through vehicles such as Pope Resources that specialize in timberland ownership.

    By virtue of our publicly traded partnership governance structure, our unitholders enjoy the financial benefits of owning timberland in a tax-efficient vehicle. For a pass-through entity such as Pope Resources, profits associated with timber harvesting are treated as capital gains income, taxable today at 15%, while all other costs associated with managing the lands and the partnership are treated as ordinary expense and thus taxed at a unitholder's higher marginal tax rate. Since most of Pope Resources' revenue comes from log harvests, we generate an ordinary loss to go against the capital gain from log harvest income. Even though the bottom line may indicate a profit, the interplay between the two tax rates can create a net tax benefit. This benefit, or "tax yield", is different for each unitholder based on when their units were purchased and may vary considerably in years when we have meaningful real estate revenue, but is nonetheless advantageous relative to other forms of timberland ownership. When factoring in our quarterly distribution, which is a tax-free return of capital, the total after-tax yield for our unitholders is quite competitive with other publicly traded timberland-owning vehicles such as REITs.

Adding value through our third-party timberland management services. Since 1997 when we established the Olympic Resource Management ("ORM") brand as a means of providing third-party services, we have managed more than 1.5 million acres across western North America and have established a reputation as one of the premier third-party timberland managers in the western United States. Notwithstanding a turn toward modest results in recent years, the positive impact to date of this business initiative is evidenced in the $65 million of third-party service fee revenue generated over the past decade that has in turn allowed us to attract outstanding talent that neither our own assets nor those of our clients could justify alone. Competing in third-party markets, whether for investors for our timber funds or land management contracts, has also had the added benefit of energizing our culture and keeping our focus on a broad array of opportunities outside our local geography. We continue to explore other opportunities to build on this platform of management success and extend the ORM brand.

    As described earlier, one of our key strategies going forward is to grow our private equity timber fund business by raising outside investor capital and combining it with our own capital in the form of co-investment in our funds. Over time, as we are able to grow the size of this business, our unitholders will not only benefit from the cash flows associated with our co-investment, but will also enjoy increased economies of scale, fee income from managing both the properties and the funds, and future carried interest participation fees if a particular fund delivers returns to investors above a pre-determined threshold. We don't expect to get there overnight, but believe we can build a portfolio of funds over time that will benefit our third-party investors and Pope Resources' unitholders for many years to come.

Capturing non-timber values from our West Puget Sound properties. In recent years, non-timber values have played an increasingly important role in the financial performance of timberland portfolios. The most meaningful of these other values relates to the potential for converting the land to higher-and-better-use (HBU) real estate. As in traditional residential real estate markets, the potential for HBU value is driven largely by the location of the property. As seen on the satellite map on the next page, which overlays Pope Resources' ownership against the backdrop of the Seattle-Tacoma metropolitan area and other communities in west Puget Sound, we have a lot of property located within a 30-mile radius of this growing metropolitan area. This map includes most of our 70,000-acre Hood Canal tree farm and our 2,600-acre Real Estate portfolio. We are working to maximize the value of our properties in this geography and over the coming decades expect to gradually reduce our footprint in the west Puget Sound region. Factors that limit the ability to shift this land to HBU real estate include existing zoning regulations and the rate at which the market can absorb new properties for sale.

    Other non-timber revenue streams include mineral leases for natural gas, gravel, and rock quarries; leases for cellular telephone towers, collecting boughs and other ground cover; and road-use easements. In 2007, Pope Resources realized more than $2 million in revenue from these alternative sources of revenue. The largest single component of this non-timber revenue was from gravel sales, which are also peripherally related to the proximity of our lands to a growing population base. While still in the early stages of development, other emerging non-timber revenue sources with possible future economic benefit include monetization of conservation easements, carbon credits, and biofuels.

Real estate pipeline and track record. For most timberland portfolios, HBU activity consists of carving off discrete parcels of land and, subject to underlying zoning regulations, selling it as rural residential building lots. These sales are typically for values well in excess of the corresponding timberland value, but are limited by market absorption. While approximately 75% of our Real Estate portfolio, with zoning for 5- to 80-acre lots, fits into this category of rural HBU properties, this is not the most valuable portion of our portfolio.
    The remaining 25% of our portfolio lies within urban growth boundaries as defined by Washington state's Growth Management Act (GMA). The GMA, which was designed to prevent suburban sprawl, greatly increased residential densities for lands located within urban growth boundaries. The partnership worked hard in the early years following the passage of the GMA to get as much of our property as possible located within these urban growth boundaries. Our projects in Gig Harbor, Bremerton, and Kingston all enjoy the higher density residential zoning associated with this GMA classification.
    Our Real Estate efforts focus in large part on early stage entitlement activities, such as securing favorable zoning and obtaining final plat approvals that make downstream development possible. Where appropriate, our efforts also include road building and the extension of utilities to increase the value of building lots. The results of this work, which have started to flow through our income statement in the past few years, is a pipeline of valuable residential, business park, and commercial parcels located within these urban growth areas.
    Our Gig Harbor project, consisting of 251 acres following sales in 2006 and 2007 as well as transfers of roads and open space, consists of a mix of 16 acres of commercial property, 32 acres of business park land, and 203 acres of residential land that ultimately can support 800 to 1,000 residential lots. The entitlements needed to begin marketing the residential portion of this project are still a few years off, but our hope is that by the time this entitlement effort is complete, the residential real estate market will have improved from its current state. We are currently marketing portions of the business park land and view this and the commercial land as "amenities" to the downstream residential portion of the project. For example, we believe the Costco shopping center and the new YMCA located on our project together serve as an attractive draw to potential customers of residential lots.
    The Bremerton project, originally a 264-acre mixed use project, is nearing its final phase. We sold the 200-acre residential portion of the project in 2006, recognizing a portion of the revenue in each of 2006 and 2007. We completed infrastructure investments on the first phase of the 64-acre industrial park land and closed on two of 24 total industrial lots during 2007. Following sufficient absorption of the remaining Phase I lots, we will complete the infrastructure investments on Phase II of the industrial park land and begin to market the balance of the 24 lots.
    We made much progress on our 356-acre Kingston project in 2007, following successful inclusion of this project into the Kingston urban growth area in 2005 and a lengthy appeal process that concluded in 2006. In 2007, we submitted a master plan for the entire 751-lot project, as well as the preliminary plat on the first two development phases totaling 245 residential lots. Once the preliminary plat approval is secured, we will commence with marketing residential lots to various home builders. We also completed construction in 2007 of a 19-lot residential development in nearby Hansville totaling 152 acres.

    The entitlement and related infrastructure construction activities performed by our Real Estate professionals are by nature long lead-time activities. Our intent is to stay focused on adding value to the land and then at the right time selling either bulk land or finished lots to downstream builders or end-use customers. We believe our long-term focus paid off during this past real estate business cycle as we were able to capitalize on strong market conditions with completed lot inventory ready to sell. It is our intent to continue to focus on the long term by investing in our projects and being in a position to "restock" the pipeline of Real Estate properties ready to sell as we reach the next peak in the real estate business cycle.

Liquidity and the Impact on Unit Valuation

By any relative measure, average trading volumes for our partnership units are very low. It is our view that this has a significant impact on the market valuation of our units, which is compounded by our small size relative to other timber owning public companies, a limited float due to large blocks of ownership, our limited partnership governance structure, no analyst coverage, and a lack of other publicly traded partnerships focused on timber.
    Our approach to addressing this limited liquidity has been to focus on the transparency of our investor communications. Ultimately, our goal is to combine strong operating performance with highly transparent investor communications so as to develop more widespread interest in owning our units and increase our trading volume. We believe these efforts are beginning to pay off, as we have seen an increase in the number of institutional owners, additional market makers, lower bid-ask spreads, a higher number of daily trades, and increasing trading volume. In the five-year period from 2000 to 2004, our average non-block trading volume was 322,000 units per year. In the ensuing three-year period from 2005 to 2007, this trading volume more than tripled to an average of almost 1.1 million units per year. While we are still thinly traded compared to our peers, we are nonetheless encouraged by this improvement in the liquidity of our units.
    We also believe that the liquidity for our units has improved, in part, as a result of our financial performance over the past few years, the increase in our unit distribution level, which now stands at $0.40 per quarter, representing a yield of just over 4%, and our recent unit repurchase program. Whether a function of our strong financial performance or improved trading liquidity, or both, our unitholders have enjoyed returns over the past five years that exceed the performance of all our public company timber-owning peers. From a total unitholder return perspective, where reinvestment of distributions is included, our unitholders have enjoyed a five-year compound annual growth rate of 36.9% per year.

What We Expect in the Next Couple of Years

As pleased as we are about our performance over the last number of years, we recognize we are operating in a very challenging environment as the cyclical markets so closely aligned with our business work through low points. While we expect significantly lower earnings in 2008, we are well positioned to weather a sustained downturn and our focus remains on building long-term unitholder value. When the recovery in housing and real estate markets occurs, we want to be prepared to capitalize on it by having land and timber ready to sell. We're "investing" in our Fee Timber segment by deferring harvest and leaving the timber to grow in value and volume; we're "investing" in our Real Estate segment by replenishing our pipeline of properties ready to sell; and we're "investing" in our timber fund business by placing our free cash flow alongside outside investor capital to grow future cash flows. Over time, as we operate our Fee Timber assets and "harvest" the value of our Real Estate portfolio, we expect to be able to both increase the amount of capital returned to unitholders and grow the size of our timberland holdings.

    One of the benefits of being a small company with only a limited following is that the market doesn't focus on swings in quarterly earnings and doesn't have well-defined annual earnings expectations. This affords us the ability to truly focus on creating long-term value for our unitholders. The challenges ahead for the near-term will test our vision and the discipline of our approach, but I am confident that our segment strategies will succeed in the long term. This optimism is due in no small part to the top-flight team of employees at Pope Resources that are dedicated to realizing an exciting vision for this company. It is a privilege to lead such an outstanding group of people and we thank you, our unitholders, for your continued support of our vision, strategies, and team.



/s/ David L. Nunes
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David L. Nunes
President and Chief Executive Officer
March 15, 2008